EXHIBIT 99.1

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Agreement”) is made and entered into as of December 6, 2005, by and between PerkinElmer, Inc., a Massachusetts corporation (“PKI”), and Eaton Corporation, an Ohio corporation (“Eaton”).

RECITALS

A.	PKI and certain of its direct and indirect subsidiaries are engaged in, among other matters, the business of developing, manufacturing, marketing, servicing and repairing sealing valve and pneumatic products and systems and ducting products for the aerospace and industrial market, and design and manufacturing support services for aircraft engine manufacturers and airframe OEMs (the “Business”) in various locations, including the United States, France, Indonesia and Singapore;

B.	Pursuant to that certain Master Purchase and Sale Agreement, dated October 6, 2005, by and between PKI and Eaton (the “Master Agreement”), PKI has agreed to sell, and Eaton has agreed to purchase the Acquired Assets, and Eaton has agreed to assume the Assumed Liabilities, in each case upon the terms and conditions set forth in the Master Agreement;

C.	The Acquired Assets and the Assumed Liabilities include Acquired Assets and Assumed Liabilities of PKI France (such Acquired Assets and Assumed Liabilities of PKI France, the “French Operations”); and

D.	In recognition that the Parties may not receive the authorization of the French Ministry of Economy and Finance relating to the control of foreign investments in France (the “French Authorization”) prior to the date hereof, and that the French Authorization is required so that PKI France can transfer the French Operations to Eaton or an Affiliate thereof, the Parties wish to amend the Master Agreement to provide for a separate and delayed closing (the “Delayed Closing”) of the French Operations on the terms and conditions set forth in this Agreement, and to make certain other modifications to the terms of the Master Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Master Agreement.

2.	Transfer Taxes. Sections 1.2 and 4.1 of the Master Agreement are hereby amended by deleting the references to “$1,300,000” therein and replacing such references with “$1,200,000.”

3.	Allocation Schedule. Schedule 1.2(b)(i) to the Master Agreement is hereby deleted in its entirety and replaced with the revised Schedule 1.2(b)(i) attached hereto.

4.	Initial Closing.

(a)	Eaton and PKI hereby agree that, in the event all of the conditions set forth in Article V of the Master Agreement have been satisfied other than the Agreed Exceptions, and the Parties have not yet received the French Authorization, they shall proceed to consummate and close the Closing as soon as practicable (but in no event more than three Business Days) after satisfaction of such conditions other than the Agreed Exceptions (the “Initial Closing”), except that, notwithstanding anything to the contrary in the Master Agreement, none of the Acquired Assets of PKI France will be conveyed to, and none of the Assumed Liabilities of PKI France will be assumed by, Eaton at the Initial Closing.

(b)	At the Initial Closing pursuant to Section 4(a) above, the Parties agree that the Purchase Price to be paid by Eaton shall be reduced by the sum of (i) $24,410,029.71 (the amount of such reduction shall be defined herein as the “Deferred Purchase Price”) from the amount otherwise determined pursuant to Section 1.2 of the Master Agreement, and further that the Purchase Price shall not be reduced as a result of the phrase “less the amount by which $1,200,000 exceeds the payments made by PKI pursuant to Section 4.1 hereof” in Section 1.2(a)(ii) of the Master Agreement (as amended pursuant to Section 2 of this Agreement), (ii) $40,052.70 to reflect a 5% withholding for Indonesian tax payments and (iii) the Remaining Debt (as defined in Schedule A). PKI has notified Eaton that the amount of the capitalized lease obligations included on the balance sheet of the Business as of the Closing Date are $7,532,937.21, so the aggregate Purchase Price to be paid by Eaton at the Initial Closing shall be $299,214,298.40. The Parties agree that the Initial Closing shall be effective as of 12:01 a.m. New York City time on December 6, 2005. For the avoidance of doubt, references to the “Closing” and the “Closing Date” in the Master Agreement shall refer to the Initial Closing and the date of the Initial Closing, respectively, except as those references (other than in Article VII) relate to the French Operations, in which case the “Closing” and the “Closing Date” shall refer to the Delayed Closing and the date of the Delayed Closing.

(c)

As used in this Agreement, the “Agreed Exceptions” means (i) Sections 5.1(b) and 5.2(b) as they relate to any representation or warranty of either Party that is not true and correct as a result of the failure to obtain the French Authorization prior to Closing, including without limitation (x) Section 2.2(c) as it relates to Eaton’s having good title to, or a valid leasehold interest in, the Acquired Assets of PKI France upon consummation of the Closing and (y) Section 2.22, as it relates to the Acquired Assets not being adequate to conduct the Business immediately following the Closing in all material respects as conducted as of the date of the Master Agreement because the Acquired Assets of PKI France will not be conveyed to Eaton at the Closing, (ii) Sections 5.1(d) and 5.2(d), in that the Parties will each be entitled to except from their certificates the matters set forth in clause (i) of this Section 2(c), (iii) Sections 5.1(g) and 5.2(g), as they relate to (I) Section 1.3(b)(vi) through (xiii) and (xvi), as they relate to the Acquired Assets or Assumed Liabilities of PKI France, (II) Section 1.3(b)(v) and (III) Section 1.3(b)(xiv), as it relates to the reduction of the Purchase Price paid at the Closing by the amount of the Deferred Purchase Price.

5.	Delayed Closing.

(a)	The Delayed Closing shall occur as soon as practicable (but in no event more than three Business Days) following receipt of the French Authorization, unless otherwise agreed to by the Parties. In furtherance of the foregoing, each of PKI and Eaton agree that the only conditions to the obligations of either of them to consummate the Delayed Closing shall be the (i) the receipt of the French Authorization, (ii) the absence of any prohibition as provided in Section 5.1(e) of the Master Agreement prohibiting or restraining consummation of the Delayed Closing, and (iii) the absence of any changes, events or circumstances that have had or would reasonably be expected to result in a Business Material Adverse Effect (assuming, for purposes of the Delayed Closing, that all matters other than those related to the French Business were as they existed as of the date of the Initial Closing).

(b)	At the Delayed Closing, (i) PKI shall cause PKI France to sell, convey, assign, transfer and deliver to Eaton (or its designee), and Eaton (or its designee) shall purchase and acquire from PKI, in accordance with French law, all of PKI France’s right, title and interest in all Acquired Assets of PKI France, and (ii) Eaton shall pay to PKI, by wire transfer of immediately available funds, an amount equal to the Deferred Purchase Price. The Parties agree that the Delayed Closing shall be effective as of 12:01 a.m. Paris time on the date of the Delayed Closing.

(c)	The time permitted for Eaton to bring indemnification claims pursuant to the Master Agreement with respect to the French Operations shall be extended by a period equal to the number of days between the date of the Delayed Closing and the date of the Initial Closing.

(d)	No representation, covenant, warranty or other term contained in the Master Agreement shall be deemed to be incorrect or breached as a result of the French Operations not being transferred to Eaton at the Initial Closing.

(e)

By the earlier of 30 days after the Delayed Closing and 60 days after the Initial Closing, PKI shall provide evidence to Eaton showing the transfer Taxes associated with the sale of the Business in France it has paid. If the aggregate amount of such Taxes exceeds $1,200,000, Eaton shall within three Business Days pay the amount in excess of $1,200,000 to PKI, by wire transfer of immediately available funds. If the aggregate amount of such Taxes is less than $1,200,000, PKI shall within three Business Days pay the amount less than $1,200,000 to Eaton, by wire transfer of immediately available funds. For the avoidance of doubt, the calculation and payments described in this Section 5(e) shall be made even if the Delayed Closing does not occur.

6.	Purchase Price Adjustment.

(a)	PKI shall not be required to prepare the Closing Working Capital Statement pursuant to Section 1.4(a) on the terms set forth in the Master Agreement. In lieu of such obligation, within 45 days after the Initial Closing, PKI shall prepare a statement (the “Initial Statement”) calculating the Working Capital of the Business (but excluding any Acquired Assets of PKI France and Assumed Liabilities of PKI France) as of the Closing Date. The Initial Statement shall be prepared in accordance with the accounting methods, treatments, principles and procedures described in Section 1.4 of the Master Agreement.

(b)	Within 30 days after the Delayed Closing, PKI shall prepare a separate working capital statement (the “French Statement”) calculating the Working Capital of the French Operations (which, for the avoidance of doubt, shall not include any current assets that are not Acquired Assets of PKI France, nor any current liabilities that are not Assumed Liabilities of PKI France) as of the date of the Delayed Closing. The French Statement shall be prepared in accordance with the accounting methods, treatments, principles and procedures described in Section 1.4 of the Master Agreement.

(c)	The Working Capital of the French Operations as shown on the French Statement shall be added to the Working Capital shown on the Initial Statement to arrive at the number that will be used as the “Closing Working Capital Amount” for the purposes of Section 1.4(a) of the Master Agreement. For the avoidance of doubt, the dispute mechanism described in Section 1.4(b)-(g) of the Master Agreement shall remain in full force and effect, except that any reference therein to the “Closing Working Capital Statement” shall refer to the Initial Statement together with the French Statement.

7.	French Operations. From the Initial Closing until the Delayed Closing, the French Operations shall be managed in accordance with Section 4.3 of the Master Agreement.

8.	Indonesian Matters. PKI and Eaton shall, and shall cause their respective Affiliates to, take the actions described in Schedule A hereto.

9.	Special Litigation Matter. Notwithstanding anything to the contrary in the Master Agreement, the liability of PKI and Eaton with respect to the litigation described on Schedule B(i) (the “Special Litigation”) shall be as set forth on Schedule B(ii).

10.	Seller Guarantees. PKI and Eaton agree that the agreements listed on Schedule C are the only agreements that constitute Seller Guarantees as defined in the Master Agreement.

11.

Termination. In the event that the conditions to the obligations of either PKI or Eaton set forth in Section 5(a) of this Agreement have not been satisfied on or prior to July 31, 2006, then either PKI or Eaton may thereafter terminate this Agreement at any time and the Delayed Closing in such case shall not occur; provided, however, that neither party may terminate this Agreement pursuant to this sentence if the failure to satisfy any condition set forth in Section 5(a) of this Agreement was principally caused by such party’s failure to comply with its obligations pursuant to Section 12 of this Agreement. In the event of such a termination, PKI and Eaton shall promptly work together in good faith to enter into such arrangements (which shall not require the payment of additional compensation by either party) to ensure that PKI France and the Business (other than the French Operations) can operate independently of one another. In the event of such a termination, and notwithstanding anything to the contrary in this Agreement, (i) references to the “Closing” and the “Closing Date” in the Master Agreement shall refer to the Initial Closing and the date of the Initial Closing, respectively and (ii) references to “Business” in the Master Agreement shall refer to the Business other than the French Operations. Within 45 days following the date of such a termination, PKI shall prepare and deliver the Closing Working Capital Statement pursuant to Section 1.4 of the Master Agreement and the provisions of Section 1.4 of the Master Agreement shall thereafter be complied with by the parties (and not, for the avoidance of doubt, as set forth in Section 6 of this Agreement, as this Agreement will have terminated), subject to the changes in the definitions of certain defined terms set forth in this Section 11. No representation, covenant, warranty or other term contained in the Master Agreement shall be deemed to be incorrect or breached as a result of the termination of this Agreement and the subsequent failure of the Delayed Closing to occur and the French Operations to be transferred to Eaton. This Section 11 shall survive termination of this Agreement.

12.	Commercially Reasonable Efforts. PKI and Eaton shall each use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions set forth in Section 5(a) of this Agreement and to consummate the Delayed Closing.

13.	Master Agreement. Except as expressly set forth herein, the Master Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

EATON CORPORATION	PERKINELMER, INC.

By: /s/ William F. Hogsett	By: /s/ John L. Healy
Name: William F. Hogsett	Name: John L. Healy
Title: Attorney-in-Fact	Title: Assistant Secretary

And By: /s/ Kurt McMaken
Name: Kurt B. McMaken
Title: Attorney-in-Fact